Exhibit A

                                                Richard A. Eisner & Company, LLP
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                                                     Accountants and Consultants



RAE




February 11, 1998

Securities and Exchange Commission
Washington, DC 20549


Re:  Isramco, Inc.  File #000-12500 - Form 8-K dated February 9, 1998

     We have read the above referenced 8-K. With respect to Item 4, thereof we have no information or knowledge of the matters described in the first paragraph except that we were terminated as principal auditors on February 10, 1998. We agree with the statements made in the second paragraph of Item 4.


Very truly yours,

/s/  Richard A. Eisner & Company, LLP